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                                                                   EXHIBIT 10.12

                    AMENDMENT TO EMPLOYMENT AGREEMENT DATED JULY 14, 1998 BY AND BETWEEN THE COMPANY AND DIANE E. HESSLER





July 14, 1998

Diane E. Hessler
1717 Turnberry Drive
San Marcos, CA 92069

Dear Diane:

This letter is the "Amendment" to your employment letter dated September 18, 1997, which set forth the basic terms and conditions of your employment with Challenge 2000 International LLC, currently known as C2i Solutions, Inc. as a result of a name change on September 30, 1977 ("C2i"). Effective as of July 14, 1998, your employment letter is amended as follows:


      17. TERMS OF EMPLOYMENT. The term of this Agreement is at will. C2i may terminate your employment with or without cause at any time. If you are terminated for any reason, within a period of five years commencing on the date that you sign this Agreement, other than cause you will receive six month's salary continuation, payable in a lump sum in accordance with C2i's standard payroll practices, in lieu of notice.

      If you resign you shall not be entitled to salary continuation. Upon any termination, or resignation, you shall be entitled to payment for accrued vacation and for salary and bonuses accrued for service actually rendered prior to the date of such termination.

      For purposes of this Agreement "cause" shall mean (i) a willful failure by you to substantially perform your duties, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by you which constitutes gross misconduct and which is materially injurious to C2i.

      If your employment is terminated by C2i during this five year period for any reason other than cause all stock option grants to you of Common Stock of C2i Solutions, Inc. will immediately become 100% vested as of the termination date. You will then have a minimum of 60 days from the termination date in which to exercise your options, in accordance with the terms of the Option
Agreements.

All other terms and conditions of the September 18, 1997 employment letter remain the same, and in full force and effect.


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In order to confirm your acceptance of this Amendment, please sign and return this letter no later than Friday, July 17, 1998, at 5:00 P.M. PDST. If there is any matter in this letter, which you wish to discuss further, please do not hesitate to speak to me.


                                    Very truly yours,
                                    C2i Solutions, Inc.


                                    By: /S/  John Anthony Whalen, Jr.
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                                             John Anthony Whalen, Jr.
                                             President/CEO



JAW/deh

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      I agree to the terms of employment set forth in this Amendment.

Dated:  7/14, 1998
                                        /S/  Diane E. Hessler
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                                             Diane E. Hessler

                               Address: 1717 Turnberry Dr.
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                                        San Marcos, CA 92069
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